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                                                                      Exhibit 99


                  Important Factors Regarding Future Results

Information provided by the Company or its spokespersons from time to time may contain forward-looking statements concerning projected financial performance, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company's management at the time such statements are made. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. Various factors, including but not limited to the following, have affected the Company's results in the past and may cause its future results to differ materially from those projected in the forward-looking statements.

Rapid Technological and Market Changes

The market for the Company's products and services is characterized by rapidly changing technology. Currently, the Company's products and services are primarily based on CD ROM technology and on-line information management and distribution technology, the core elements of which were developed prior to or during the early 1990s. Furthermore, the market for the Company's products is changing, especially in the United States, with potential customers placing an increasing emphasis on price. With the recent popularity of the Internet and the growth in the market for lower-priced software not requiring a high level of customer service, the environment for information management and distribution products and services is changing rapidly. The Company's ability to realize its expectations will depend on its success at enhancing its current offerings, developing new products and services that keep pace with developments in technology and meet evolving customer requirements, and delivering those products through appropriate distribution channels. This will require, among other things, correctly anticipating customer needs, hiring and retaining personnel with the necessary skills and creativity, providing adequate funding for the development efforts, and managing distribution channels effectively. Failure by the Company to anticipate or respond adequately to technological developments and customer requirements, significant delays in the development, production, testing, marketing or availability of new or enhanced products or services, or the failure of customers to accept such products or services could adversely affect the Company's competitive position and operating results.

Competition
The market areas where the Company competes are intensely competitive and rapidly changing. The Company currently encounters competition from direct competitors that offer CD-ROM software and/or services, text management software, and software and services for on-line/internet applications. The Company also competes with larger organizations, including software publishers, publishing houses and systems integrators. The Company expects that competition from these sources will increase. Furthermore, it is likely that new competitors will enter the markets as they continue to grow.

Many of the Company's existing and potential competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources than the Company. Furthermore, as the markets grow, a number of companies with significantly greater resources than the Company could attempt to increase their presence in the Company's market areas by acquiring or forming strategic alliances with competitors of the Company or by introducing products or services specifically designed for these markets.

The principal competitive factors affecting the market for the Company's products and services include vendor and product reputation, breadth of product and services offering, direct and indirect sales presence, product performance, functionality, price, ease of use, architecture, platform coverage, quality of support and international language support. Based on these factors, the Company believes that it has competed effectively to date. The Company expects competition to increase and such increased competition could result in price reductions and loss of market share for the Company. The Company must continue to introduce enhancements to its existing products and services and new products and services in a timely manner in order to remain competitive. In particular, as the market for managing and distributing

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information grows, both new entrants and existing customers are becoming increasingly price sensitive. Certain of the Company's competitors are already addressing this situation with lower priced, less sophisticated products. The Company is responding by: (i) adding lower-price products that do not include the level of features and custom service that have characterized traditional offerings, (ii) developing appropriate distribution channels, (iii) stressing functionality differences and (iv) stressing the quality and extent of support. However, even if the Company introduces such products and services in this manner, it may not be able to compete effectively because of the significantly larger resources available to many of its competitors. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

Fluctuations in Operating Results
The Company has experienced and may in the future experience significant period-to-period fluctuations in operating results. The Company's software license fee revenues in any quarter are substantially dependent on the timing of product shipments and receipt of license reports (with respect to which sales are often difficult to forecast), the Company's ability to close significant sales in that quarter, external market conditions and competition. The Company's sales cycle varies substantially from customer to customer and, like many other high technology companies, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter. The Company's orders early in a quarter will not generally be large enough to assure that it will meet its revenue targets for any particular quarter. Accordingly, the Company's quarterly results will be difficult to predict until the end of the quarter. Any forward-looking statements about operating results made by members of management will be based on historically reasonable assumptions about the likelihood of closing sales then in the pipeline. The failure to consummate any of those sales may have a disproportionately negative impact on operating results, given the Company's relatively fixed costs, and may thus prevent management's projections from being realized.

Other factors that affect the Company's operating results and that management takes into account include worldwide and regional economic trends, increases in the cost of software licenses, changes in the revenue mix between software license fees and service revenues, and other changes in the cost of revenues within each category. Changes in the factors underlying management's assumption may result in a material variation between actual results and those forecast in any forward-looking statements made during a particular period.

Dependence on Certain Classes of Customer
Although the Company's customer base is broad and diverse, the Company's revenues depend in part on maintaining its relationships with certain classes of customer, particularly including government agencies in the United States, Canada, Germany, and the United Kingdom, corporate and commercial publishers, and (for certain online products) law firms. Factors generally affecting any of these customer groups may have a substantial adverse effect on the Company's earnings. For example, political pressures may cause governmental customers to reduce spending on the Company's products and services. A reduction in the amount of orders received from any such customer class would have a material adverse effect on the Company's earnings and may cause actual results to differ from those projected in management's forward-looking statements.

Dependence on Licensed Proprietary Technology
Certain proprietary technology is incorporated into the Company's products under license agreements with third parties who may be competitors. Management's forward-looking statements are necessarily based on assumptions about the costs associated with the Company's use of such technology, but such costs are subject to change from time to time for reasons not under the Company's control. Changes in such costs or in the availability of such licenses could have a material effect on the Company's operating results, and may cause actual results to differ from those projected in management's forward-looking statements.
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Dependence on Key Personnel
The Company's success depends on its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software and services industry is intense. Management's projections necessarily assume that the Company will continue to attract and retain such personnel, so the failure to do so could have a material adverse effect on the Company's ability to develop and market competitive products and, thus its ability to achieve projected operating results.

Management of Growth Through Acquisitions
The Company's product range and customer base have grown rapidly in the recent past due in part to acquisitions. The Company may acquire additional businesses or assets in the future. Any forecasts of the probability of success of an acquisition are dependent upon the Company's ability to integrate the acquired business or assets successfully. Failure to do so, or a material increase in the cost of integration, could cause actual results to differ from those projected in management's forward-looking statements.